Exhibit 12.1


                              Holmes Products Corp.
                Computation of Ratio of Earnings to Fixed Charges
                     Dollars in thousands, except for Ratio


                                                      Year ended December 31,
                                      -----------------------------------------------------
                                                                                  Pro forma
                                       1993     1994     1995     1996      1997     1997(1)
                                      ------  -------  -------  -------   -------  --------
Income before income
  taxes and minority interest (2)     $2,956   $7,730   $6,370   $9,416    $6,268   $7,355

Fixed charges:
  Interest expense and amortization
    of debt discount on all
    indebtedness                      $1,215   $2,104   $5,231   $6,570    $7,303  $14,551

  Portion of rental expense
    representing interest                270      567      813    1,021     1,033    1,033
                                      ------  -------  -------  -------   -------  --------

    Total fixed charges, as defined   $1,485  $ 2,671  $ 6,044  $ 7,591   $ 8,336  $15,584
                                      ------  -------  -------  -------   -------  --------

Income before income taxes, minority
  interest and fixed charges, as
  defined                             $4,441  $10,401  $12,414  $17,007   $14,604  $22,939
                                      ------  -------  -------  -------   -------  --------

Ratio of earnings to fixed charges       3.0      3.9      2.1      2.2       1.8      1.5
                                      ======  =======  =======  =======   =======  ========


(1) The Pro Forma amounts reflect the ratio of earnings to fixed charges as if the transactions and employment agreements described in the Prospectus comprising part of this Registration Statement had been entered into at the beginning of the period presented.

(2)  The minority interest is in a subsidiary with fixed charges.